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                                                            EXHIBIT 99
For Immediate Release:          September 12, 2000

Analytical Surveys, Inc.  Pfeiffer Public Relations, Inc.
                          Michael Renninger                 Geoff High
                          Chief Financial Officer           303/393-7044
                          mrenninger@anlt.com               geoff@pfeifferpr.com

        ANALYTICAL SURVEYS OBTAINS NEW WAIVER AGREEMENT AND AMENDMENT TO
                      CREDIT AGREEMENT FROM SENIOR LENDERS

INDIANAPOLIS, Indiana -- Analytical Surveys, Inc., (ASI) (Nasdaq National Market-ANLT), today announced that it has obtained a new Waiver Agreement and an Amendment to its Credit Agreement from its Senior Lenders. The expiration of the Company's term loan has been extended to October 1, 2001, and its line of credit has been extended through September 1, 2001. The previously announced Waiver Agreement and Amendment to Credit Agreement was scheduled to expire on September 30, 2000.

"This agreement is indicative of our Senior Lenders' support of our financial and operational recovery program," said Norman Rokosh, ASI's president and CEO. "The Company has been actively implementing our recovery plan and we are extremely pleased that our efforts are being recognized. The stability of a normalized banking relationship is a key component of our turnaround strategy."

"The next key steps in the coming months will be to increase the level of our sales backlog through focused marketing efforts and to continue to pursue equity opportunities in conjunction with our investment banker," Rokosh continued. The Company announced the appointment of Brean Murray as ASI's investment banker in a press release dated June 2, 2000.

Analytical Surveys is an industry leader in providing customized data conversion, digital mapping and consulting services for the spatial data markets. Geospatial data is used for a variety of applications, including the creation of geographic information systems (GIS). A GIS is a high-resolution, large-scale, richly detailed "intelligent map" that allows users to input, update, query, analyze and display detailed information about a geographic area. Geographic information systems are widely used by utilities, state and local governments, federal agencies and commercial businesses to manage massive infrastructures effectively, to improve operating efficiencies and to analyze future demand for facilities. The Company's traditional markets have been utilities and state and local governments. The Company also is expanding its target markets by offering a broad new range of services.

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Results may differ materially from the Company's expectations. A number of uncertainties and other factors could cause actual results to differ materially from such forward-looking statements, including, but not limited to, the possibility that the Company will not be awarded contracts in the numbers, for the amounts, or at the time that the Company currently expects, and therefore, that overall contract volume does not increase. The forward-looking statements are also based on assumptions related to the growth of the Company's consulting services, as to which there can be no assurance. A more detailed description of factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
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